Exhibit 10.1
COVAD COMMUNICATIONS GROUP
2007 Executive Short Term Incentive Plan
This 2007 Executive Short Term Incentive Plan (the “Plan”) is effective as of January 1, 2007 and will continue to remain effective until modified or terminated in writing by the Compensation Committee of Covad Communications Group (“Covad” or “Company”).
Plan Objectives:
•	Ensure market competitiveness and to attract, motivate, and retain executives

•	Pay according to the Company’s performance to reinforce corporate financial goals with respect to profitability and revenue
Plan Funding:
All compensation payable pursuant to the Plan are paid out of Covad general assets. There is no account, fund, trust, or other set-aside of funds for payment of this compensation and, therefore, such compensation will not be payable in the unlikely event that Covad’s general assets become unavailable. Estimates of compensation that may become payable under the Plan are provided to the Finance Team by the Compensation Team in Organizational Transformation each quarter.
Eligibility:
Only the following individuals (“Plan Executives”) are eligible to receive compensation pursuant to the Plan:
Senior Vice Presidents*
Executive Vice Presidents
Chief Executive Officer

*  Officers that participate in a separate commission or other incentive plan are not eligible to receive compensation under this Plan.
Compensation Payable Under the Plan:
Plan Executives are eligible to earn certain short-term incentive compensation under the Plan (“Plan Award”) in addition to their salaries, bonuses or other compensation to which they are entitled under their employment agreements or otherwise.
The Plan Award consists of four potential payments:
(1)	Compensation contingent on the achievement by the Company of at least 90% of its A-EBITDA goals established by the Company’s Board of Directors for the period from January 1, 2007 through June 30, 2007 (“First Payment”);

(2)	Compensation contingent on the achievement by the Company of at least 90% of its revenue goals established by the Company’s Board of Directors for the period from January 1, 2007 through June 30, 2007 (“Second Payment”);

(3)	Compensation contingent on the achievement by the Company of at least 90% of its A-EBITDA goals established by the Company’s Board of Directors for the period from January 1, 2007 through December 31, 2007 (“Third Payment”); and

(4)	Compensation contingent on the achievement by the Company of at least 90% of its revenue goals established by the Company’s Board of Directors for the period from January 1, 2007 through December 31, 2007 (“Fourth Payment”).
The First Payment is equal to the amount actually earned by the Plan Executive in other compensation provided by Covad, including regular earnings, jury leave pay, PTO, floating holidays and bereavement leave pay and excluding any bonus or incentive compensation paid under this Plan or the 2006 Bonus Plan (the “2006 Plan”), during the period from January 1, 2007 through June 30, 2007 multiplied by certain other percentages as further described below (“Measure Percentages”).
The Second Payment is equal to the amount actually earned by the Plan Executive in other compensation provided by Covad, including regular earnings, jury leave pay, PTO, floating holidays and bereavement leave pay and excluding any bonus or incentive compensation paid under this Plan or the 2006 Plan, during the period from January 1, 2007 through June 30, 2007 multiplied by the Measure Percentages.
The Third Payment is equal to the difference of: (a) the amount actually earned by him or her in other compensation provided by Covad, including regular earnings, jury leave pay, PTO, floating holidays and bereavement leave pay and excluding any bonus or incentive compensation paid under this Plan or the 2006 Plan, in the period from January 1, 2007 through December 31, 2007 multiplied by the Measure Percentages and; (b) an amount equal to the First Payment.
The Fourth Payment is equal to the difference of: (a) the amount actually earned by him or her in other compensation provided by Covad, including regular earnings, jury leave pay, PTO, floating holidays and bereavement leave pay and excluding any bonus or incentive compensation paid under this Plan or the 2006 Plan, in the period from January 1, 2007 through December 31, 2007 multiplied by the Measure Percentages and; (b) an amount equal to the Second Payment.
The Measure Percentages equal the product of the following factors: (1) Weighted Percentages; (2) Adjustment Percentages, (3) Individual Percentages, and (4) Achievement Percentages, as those terms are defined below.
1. “Weighted Percentages” mean: (i) when applied to the First Payment and Third Payment, 75% if the A-EBIDTA goal established by the Company for the applicable period is achieved or 0% if such goal is not achieved; and (2) when applied to the Second Payment and Fourth Payment, 25% if the revenue goal established by the Company for the applicable period is achieved or 0% if such goal is not achieved. The following table is provided for illustrative purposes only.

Period	Measure	Weight
January 1-June 30	A- EBIDTA	75%
	Revenue	25%

January 1-December 31	A- EBIDTA	75%
	Revenue	25%
2. “Adjustment Percentages” mean 80% (40% annualized) when applied to the First Payment and Second Payment and 100% when applied to the Third Payment and Fourth Payment.

3. “Individual Percentages” mean percentages assigned to each Plan Executive by the Compensation Committee based on his or her position on June 30, 2007 for the First Payment and Second Payment or December 31, 2007 for the Third Payment and Fourth Payment.
4. “Achievement Percentages” mean:
(1)	when applied to the First Payment:
(a) the actual percentage achieved by the Company of the A-EBIDTA goal for the period from January 1, 2007 through June 30, 2007 (“First Payment Percentage”) if the First Payment Percentage equals or exceeds 90% and does not exceed 100%;
(b) 100% if the First Payment Percentage exceeds 100%; or
(c) 0% if the First Payment Percentage does not equal or exceed 90%;
(2)	when applied to the Second Payment:
(i) the actual percentage achieved by the Company of the revenue goal for the period from January 1, 2007 through June 30, 2007 (“Second Payment Percentage”) if the Second Payment Percentage equals or exceeds 90% and does not exceed 100%;
(ii) 100% if the Second Payment Percentage exceeds 100%; or
(iii) 0% if the Second Payment Percentage does not equal or exceed 90%;
(3)	when applied to the Third Payment:
(a) 80% if the actual percentage achieved by the Company for the A-EBIDTA goal for the period from January 1, 2007 through December 31, 2007 (“Third Payment Percentage”) is at least 90% and less than 99%;
(b) 100% if the Third Payment Percentage is at least 99% and is less than 105%;
(c) 110% if the Third Payment Percentage equals or exceeds 105%; or
(d) 0% if the Third Payment Percentage does not equal or exceed 90%;
(4)	when applied to the Fourth Payment:
(i) 80% if the actual percentage achieved by the Company for the revenue goal for the period from January 1, 2007 through December 31, 2007 (“Fourth Payment Percentage”) is at least 90% and less than 99%;
(ii) 100% if the Fourth Payment Percentage is at least 99% and is less than 105%;
(iii) 110% if the Fourth Payment Percentage equals or exceeds 105%; or
(iv) 0% if the Fourth Payment Percentage does not equal or exceed 90%;
The First Payment will be earned only upon the achievement by the Company of at least 90% of its A-EBITDA goals.
The Second Payment will be earned only upon the achievement by the Company of at least 90% of its revenue goals.
The Third Payment will be earned only upon the achievement by the Company of at least 90% of its A-EBITDA goals.

The Fourth Payment will be earned only upon the achievement by the Company of at least 90% of its revenue goals.
The Company will make efforts to pay the First Payment and Second Payment within two to four weeks after Covad’s earnings announcement in July of 2007 and to pay the Third Payment and Fourth Payment within two to four weeks after Covad’s earnings announcement in February of 2008. The Company will withhold all applicable taxes and other deductions from any Plan Award or portion thereof.
Leaves of Absence and Transfers to Other Incentive Plans:
The Plan Award payable to Plan Executives who take an approved leave of absence (other than for military leave under USERRA), disability leave of absence, or who are offered another commission or incentive plan will be based on their actual earnings during the period of time which they are subject to the terms of the Plan. Payments for employees who are granted an approved leave of absence for military leave under USERRA and who return within the prescribed period for guaranteed reinstatement under USERRA will be determined in accordance with USERRA.
Terminations:
Plan Executives whose employment is voluntarily or involuntarily terminated on or after June 30, 2007 are eligible only for the compensation payable under the First Measure and Second Measure. Plan Executives whose employment is voluntarily or involuntarily terminated on or after December 31, 2007 are eligible only for the compensation payable under the Third Measure and Fourth Measure.
Audit and Approval Procedure:
Plan Awards will be calculated by the Compensation Team. Earnings reports to assist in the determination of Plan Awards should be provided to the Compensation Team by the Payroll Team within two weeks of quarter close. The Senior Vice President, Organizational Transformation, will review and authorize all payment for Plan Executives.
Problem Resolution:
Issues or questions regarding Plan Awards should be sent in writing via email to bonus@covad.com. Any and all disputes regarding the Plan shall be settled by final and binding arbitration pursuant to the arbitration agreement attached as Exhibit A.
At-Will Employment:
Nothing in this Plan shall be construed as any promise or guarantee of continued employment. All Plan Executives are employed by the Company at will.
Plan Administration:
The Plan will be administered by the Compensation Team in Organizational Transformation in accordance with all provisions stipulated in this Plan.
Plan Terms, Amendment or Termination:
This Plan supercedes any and all previous written and oral arrangements, programs and plans previously offered by the Company, its subsidiaries, its affiliatied companies or employees of the Company, its subsidiaries or its affiliated companies regarding short-term incentive compensation. Covad expressly reserves the right to withdraw, amend, add to and terminate the Plan, or any portion of it, in its sole discretion at any time, including but not limited to changing or eliminating the amounts of compensation set forth hereunder, whether or not prior notice of such actions has been provided to any affected individuals, to the fullest extent permitted by law. The Plan and any portion thereof cannot be withdrawn, amended, added to or terminated unless such withdrawal, amendment, addition or termination is in writing and executed by the Compensation Committee. The provisions of the Plan are intended to serve as mere guidelines for the potential payment of short-term incentive compensation under certain prescribed circumstances and are not intended to provide any Plan Executive or other employee with a vested right to the same.

Covad 2007 Short-Term Incentive Plan
Exhibit A
     Plan Executive hereby agrees and understands that any and all disputes regarding the Plan shall be settled by final and binding arbitration before a single, neutral arbitrator in the County of Santa Clara, California, or in the County where Plan Executive resides at the time the dispute arises, at Plan Executive’s option, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, or its successor, and judgment upon the award rendered may be entered in any court with jurisdiction.
     Plan Executive understands that this arbitration clause applies to all claims regarding the Plan. Unless another limitations period is expressly mandated by statute, to be timely, any dispute must be referred to arbitration within twelve (12) months of the incident or complaint giving rise to the dispute. Disputes not referred to arbitration within such twelve (12) month period shall be deemed waived, and the arbitrator shall deny any untimely claims.
     Plan Executive understands that the parties shall be entitled to discovery sufficient to adequately arbitrate their claims, including access to essential documents and witnesses, as determined by the arbitrator. In reaching a decision, the arbitrator shall adhere to relevant law and applicable precedent, and shall have no power to vary therefrom. The arbitrator shall issue a written decision making specific findings of fact and stating conclusions of law.
     Plan Executive understands that each party retains the right to file, in a court of competent jurisdiction, an application for provisional injunctive and/or equitable relief in connection with a claim relating to this Plan, and shall not be required to post a bond or other security in seeking such relief unless specifically required by law. Although a court may grant provisional remedies, the arbitrator shall at all times retain the power to grant permanent injunctive relief, or any other final remedy. Plan Executive understands that the Company will pay the costs of arbitration in excess of the costs Plan Executive would incur to bring such claim in a civil court.